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                                                                      EX99.9(A)9
                                August 31, 1999

                      NOTICE TO FIRST COMMONWEALTH FINANCIAL
              CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP")
        AND 401(K) RETIREMENT SAVINGS & INVESTMENT PLAN (the "401(k) Plan")
                                  PARTICIPANTS
                    (each, a "Plan" and, together, the "Plans")

   Enclosed you will find materials related to an offer by First Commonwealth Financial Corporation (the "Company") to repurchase up to 2,000,000 of its shares of Common Stock, par value $1.00 per share ("Shares"). As you are a beneficial owner of Shares through the Plans, the Company is obligated, under federal securities laws and stock exchange rules, to make this offer available to you. You should be aware, however, that the ESOP provides that any cash received as a result of Plan Shares tendered in the offer will be reinvested in additional Shares. The Trustee of the 401(k) Plan will invest the cash received as a result of Plan Shares tendered in the offer according to your investment election for new contributions. Accordingly, if you decide to tender Shares, you will not receive a cash distribution as a result of the offer. In addition, you may not benefit from participating in the offer under the ESOP if the Trustee of the ESOP uses the proceeds of the tender to purchase additional Shares at prices that are higher than the purchase price determined by the Company under the offer. MORE IMPORTANTLY, YOU MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPATION IN THE OFFER UNDER THE ESOP OR 401(K) PLAN. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR BEFORE DIRECTING EITHER THE ESOP OR 401(K) PLAN TRUSTEE TO TENDER SHARES TO THE COMPANY ON YOUR BEHALF.

   We urge you to read the enclosed materials carefully and call the Trustee of the Plans, First Commonwealth Trust Company, at the telephone number included in these materials, if you have any questions about the offer.

   NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY TO TENDER AND AT WHAT PRICE.

                                        FIRST COMMONWEALTH FINANCIAL CORPORATION